As filed with the Securities and Exchange Commission on November 25, 2003

                                             Registration Number:


                    SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                 FORM SB-2

                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933



                          The Kingsley Coach, Inc.
               --------------------------------------------
              (Name of Small Business Issuer in its Charter)

     Delaware                        3716                   23-3003600
 ---------------------------------------------------------------------------
 (State or other Jurisdiction of (Primary Standard      (I.R.S. Employer
  Incorporation or Organization)  Industrial             Identification
                                  Classification Code    Number)
                                  Number)

                          RALPH DICKENSON, CHAIRMAN
                           The Kingsley Coach, Inc.
                            180 U.S. Highway 522
                            Middleburg, PA 17842
                               (570) 837-7114
  -------------------------------------------------------------------------
  (Address and telephone number of Registrant's principal executive offices, principal place of business, and agent for service of process.)

                --------------------------------------------
                                  Copy to


                             ROBERT BRANTL, ESQ.
                              322 Fourth Street
                             Brooklyn, NY 11215
                             Attorney for Issuer
                               (718) 768-6045
                        ----------------------------

     Approximate Date of Commencement of Public Sale: As soon as practicable after the Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule
434, check the following box.   [ ]



                       CALCULATION OF REGISTRATION FEE


                                    Proposed       Proposed
Title of Each                       Maximum        Maximum         Amount
Class of            Amount          Offering       Aggregate       of
Securities To       to be           Price Per      Offering        Registration
Be Registered       Registered (1)  Share (2)      Price (2)       Fee
------------------------------------------------------------------------------
Common Stock,
 $.00001 par
 value              2,257,385        $0.131        $295,717        $23.92


(1) The amount to be registered is the sum of (a) 200,000 shares issuable upon the conversion of the outstanding 10%
     Convertible Debentures, (b) 1,250,000 shares issuable upon the occurrence of certain contingencies identified in a 10%
     Convertible Debenture, (c) 415,385 shares issued to PSK Investment Group Inc., Garron Y. Frantzen and Robert C. Groves, and (d) 392,000 shares issuable upon the conversion of the outstanding 8% Convertible Note.

(2) The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the registration fee is based on $.131, the closing price of the Common Stock reported on the OTC Bulletin Board on November 21, 2003.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                         THE KINGSLEY COACH, INC.

                                Common Stock
                               615,385 Shares

          Five shareholders of The Kingsley Coach, Inc. are offering shares of Kingsley Coach common stock to the public by means of this prospectus.

          Kingsley Coach's common stock is quoted on the OTC Bulletin Board under the trading symbol "KNGS.OB."

          The five shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Kingsley Coach common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

          Purchase of Kingsley Coach common stock involves substantial risk. Please see "Risk Factors," which begins on page 4 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

            The date of this prospectus is December    , 2003

                             TABLE OF CONTENTS


PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . .-3-
     Summary Financial Information . . . . . . . . . . . . . .-3-

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .-4-

YOU SHOULD NOT RELY ON
FORWARD LOOKING STATEMENTS . . . . . . . . . . . . . . . . . .-7-

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . .-7-

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . .-7-
     Market for the Common Stock. .  . . . . . . . . . . . . .-9-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . -10-

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . -13-

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . -20-
     Executive Compensation. . . . . . . . . . . . . . . . . -21-
     Other Transactions Between Kingsley Coach and its Management
           . . . . . . . . . . . . . . . . . . . . . . . . . -23-
     Limitation of Liability and Indemnification . . . . . . -23-

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . -23-

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . -25-
     Plan of Distribution. . . . . . . . . . . . . . . . . . -27-

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . -28-

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . -28-

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . -28-

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . -30-



                             PROSPECTUS SUMMARY

The Kingsley Coach, Inc.

     The Kingsley Coach, Inc. is engaged in the business of manufacturing motorhomes, mobile medical vehicles and emergency response vehicles, all under the tradename "Kingsley Coach." Although available for a broad variety of uses, each Kingsley Coach is, in essence, an upscale vehicle body (be it an R.V. body or a speciality body) mounted onto a stretched, heavy-duty truck chassis. The end product provides the comfort of a well-appointed recreational vehicle with the driving power and safety of a freight-hauling truck.

     We have been manufacturing Kingsley Coaches for use as recreational vehicles since 1996. We consider our recreational vehicles to be the logical extension into the vacation market of the concept behind the sports utility vehicle. We expect them to appeal to the "Baby Boomer" generation as they near retirement age. In the past year we have entered the market for mobile medical vehicles and the market for emergency response vehicles. We identified these as markets that demand a vehicle combining power and stability, such as the Kingsley Coach.

     The executive offices of Kingsley Coach are located at 180
U.S. Highway 522 in Middleburg, Pennsylvania. Our telephone number is 570-837-7114.

The Selling Shareholders

     Five shareholders are using this prospectus to sell shares of Kingsley Coach common stock to the public. Three of them acquired the shares by investing in a debt or equity instrument issued by Kingsley Coach. The other two acquired the shares in satisfaction of debts owed to them by Kingsley Coach.

Outstanding Shares

     Kingsley Coach has issued only one class of stock: its common stock. On the date of this prospectus there were 18,501,457 shares of common stock outstanding.

Summary Financial Information

     We have derived the information in this table from the financial statements that are at the end of this prospectus.




 Statement of Operations

                             Quarter    Quarter        Year           Year
                              Ended      Ended         Ended          Ended
                             9/30/03    6/30/03       6/30/02        6/30/03
                          ----------------------------------------------------
Sales                      $ 677,696   $ 744,035    $ 3,768,619    $ 2,556,409

Cost of Sales               (633,207)    802,970      3,175,665      2,544,495
                             -------     -------      ---------      ---------
Gross Margin                  44,489     (58,935)       592,954         11,914

G & A Expense                555,966     157,895      1,524,502      1,663,869
                             -------     -------      ---------      ---------
Net (Loss) from Operations  (511,477)   (216,830)      (931,548)    (1,651,955)

Other (Expense)              (13,580)      1,191        (54,178)       (85,394)
                             -------     -------      ---------      ---------
Net (Loss)                 $(525,057)   (215,639)      (985,726)    (1,737,349)
                             =======     =======      =========      =========
Net (Loss) Per Share       $   (0.03)  $   (0.01)   $     (0.06)   $     (0.12)
                             =======     =======      =========      =========

Weighted Average Number of
 Shares Outstanding       17,383,082  16,464.071     16,853,822     14,715,787




 Balance Sheet Data

                             At 9/30/03              At 6/30/03
                           ------------              ----------
Working Capital/(Deficit)  $(2,467,353)             $(1,936,005)

Total Assets                 1,479,050                1,415,577

Shareholders' (Deficit)     (2,054,389               (1,529,332)





                           RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

     Kingsley Coach will not be able to carry out its business plan without additional funds.

     The business plan developed by our management requires, at a minimum, an additional $1million in capital. Those funds, if acquired, would be used primarily to fund an increase in work-in-process and an inventory of finished vehicles. Lacking those funds, we now commence manufacturing a vehicle only after we have received a purchase order for it. This means we deliver vehicles many months after they are ordered. This condition limits our sales, as potential customers often opt to purchase a competitor's vehicle, which can be delivered from the competitor's inventory within days after the customer places the purchase order. In order to achieve satisfactory growth, therefore, we will require additional capital.

     Kingsley Coach may be unable to obtain the funds we need to carry out our business plan.

     Our management has been engaged for over two years in seeking the funds we require in order to carry out our business plan. They have been only partially successful. Our efforts to develop sources of equity or debt financing continue. But we do not know if we will be able to obtain the funds we need. If we do not obtain those funds, we will not be able to expand our operations to any significant rate.

     There are companies involved in the manufacture of recreational vehicles who could destroy our market if they chose to compete against us with a similar product.

     The recreational vehicle industry is dominated by a small number of major companies. Five manufacturers currently account for over two-thirds of recreational vehicle sales in the United States. These manufacturers are very well capitalized. If any one of them decided to introduce a recreational vehicle similar in concept and design to the Kingsley Coach, it would be very difficult for us to compete effectively.

     We have limited experience in the market for mobile medical vehicles and the market for emergency response vehicles.

     To date we have sold only five mobile medical vehicles and no emergency response vehicles. Until we have more experience marketing those vehicles, we cannot safely predict whether we will be successful in competing in those markets. If we fail to achieve success in those markets, our growth will be limited.

     A problem with our materials producers could seriously delay production of our products.

     Currently, Thor of America produces most of the RV bodies for our vehicles. Our relationship with Thor of America is now "at-will." In addition, we owe Thor of America a large sum of money, and Thor has at times indicated that it considers Kingsley Coach to be in default in making the payments. If Thor ceased to manufacture the bodies we need, our own production of vehicles would likely be delayed, which would have an adverse effect on our sales.

     A downturn in the U.S. economy would be likely to reduce demand for our products.

      The Kingsley Coach is a luxury vehicle, generally costing over $200,000 each. If the recent recession in the United
States' economy were renewed, it would be likely to result in a reduced demand for luxury items, which could adversely affect our company's sales.

     Our business development could be hindered if we lost the services of our Chief Executive Officer.

     Ralph Dickenson is the only executive officer of Kingsley Coach who is engaged full-time in the company's business. Mr. Dickenson is responsible for strategizing not only our product development but also the means of financing it. If Mr. Dickenson were to leave Kingsley Coach or become unable to fulfill his responsibilities, the likely effect would be a delay in the development of Kingsley Coach until a suitable replacement for Mr. Dickenson could be retained.

     Kingsley Coach is not likely to hold annual shareholder meetings in the next few years.

     Since it became a public company in 1999, Kingsley Coach has never held an annual or a special meeting of shareholders. The Board of Directors of Kingsley Coach consists of either the same individuals who served in 1999 or persons nominated by them. Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved.

     The volatility of the market for Kingsley Coach common stock may prevent a shareholder from obtaining a fair price for his shares.

     The common stock of Kingsley Coach is quoted on the OTC Bulletin Board. Trading volume is usually relatively small, and prices vary dramatically from time to time. It is impossible to say that the market price on any given day reflects the fair value of Kingsley Coach, since the price often moves up or down by 50% in a week's time. A shareholder in Kingsley Coach who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

     Shares issuable on acceleration of a 10% Convertible Debenture could reduce the market price of the common stock.

     Kingsley Coach has issued a 10% Convertible Debenture in the principal amount of $50,000. The principal amount of the Debenture is payable on September 30, 2006. However, if the closing bid price of the common stock is $.08 or less for five consecutive trading days, the holder of the Debenture may accelerate the payment date of the Debenture. In that event, Kingsley Coach would be required to either pay the principal amount of the Debenture and all accrued interest within two business days or issue 1,250,000 shares of common stock to the holder. During the next thirty trading days the holder would be required to liquidate those shares, and the proceeds would be an offset to Kingsley Coach's liability under the Debenture. The liquidation of those shares would be likely to reduce the market price of the common stock.


     Issuance of common stock and equivalents by Kingsley Coach may dilute the value of outstanding shares and reduce the market price of our common stock.

     Throughout the past three years, Kingsley Coach has engaged in the practice of compensating our officers, directors, professional advisers and others by issuing common stock or options to them. In addition, in 2001 we issued 5,000,000 shares of our common stock in exchange for certain inventions. We issued those shares to a corporation controlled by individuals who work for Kingsley Coach.
We expect to continue these practices, at least until we have sufficient capital resources that we can afford to pay cash for all of these services. In addition, we hope to sell equity shares in order to obtain the funds necessary to accomplish our business plan. Any or all of these transactions could have the effect of diluting the value of our outstanding shares. In addition, the market for our shares may be adversely affected by the issuance of additional shares.

                     YOU SHOULD NOT RELY ON
                    FORWARD LOOKING STATEMENTS

     This prospectus contains a number of forward-looking statements regarding our future prospects. Among the forward-looking statements are descriptions of our plans to return oour company to profitability, which include plans to expand our involvement in the market for mobile medical vehicles, to enter into the market for emergency response vehicles, and to introduce an assembly-line version of our recreational vehicles. These forward-looking statements are a true statement of our present intentions, but are neither predictions of the future nor assurances that any of our intentions will be fulfilled. Many factors beyond our control could act to thwart Kingsley Coach in its efforts to develop and market its products, including factors discussed in "Risk Factors" as well as factors we have not foreseen. In addition, changing circumstances may cause us to determine that a change in plans will be in the best interests of Kingsley Coach.

                         DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

                         CAPITALIZATION

     Our authorized capital stock consists of 30,000,000 shares of
common stock and 5,000,000 shares of preferred stock.   There are
18,501,457 shares of our common stock outstanding and no shares of preferred stock outstanding.



     Common Stock

     As a holder of our common stock, you will be entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Our by-laws require that only a majority of the issued and outstanding shares of common stock must be represented to constitute a quorum and to transact business at a shareholders meeting.

     You will be entitled to receive dividends if the Board of Directors declares dividends. In the event that Kingsley Coach is liquidated or dissolved, you will receive a distribution, on a per share basis, of any assets remaining after payment of all liabilities and any preferential payments that must be made to preferred shareholders, if any. You will have no preemptive or conversion rights and you will not be subject to any calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The common stock was validly issued, fully paid and nonassessable.

     Derivative Securities

     There are options and convertible debt outstanding that could lead to the issuance of additional common stock. The following table identifies these outstanding derivative securities. The number of shares into which the convertible debt and convertible preferred stock are convertible will be increased if Kingsley Coach issues any equity for consideration less than the $.30 per share conversion rate of the convertible debt and convertible preferred stock.

                                             Number of Common
          Derivative Security                Shares Issuable

          Incentive Stock Options,
           exercisable at $.95                 300,000
          10% Convertible Debentures           200,000
          8% Convertible Note                  392,000
                                               -------
                         Total                 892,000   (4.6%)
          Common Shares Currently
           Outstanding                      18,501,457  (95.4%)
                                            ----------
                                            19,393,457 (100.0%)

     10% Convertible Debentures

     The 10% Convertible Debenture are due on September 30, 2006. They pays interest at 10% per annum quarterly. The holders of the Debentures may convert the principal amount of the Debentures into common stock at any time at a conversion rate of $.30 per share. Kingsley Coach may force conversion at that rate if the closing bid price of its common stock equals or exceeds $.65 for five consecutive trading days. The conversion rate (and the trigger for forced conversion) will be reduced if Kingsley Coach issues any equity instruments for a consideration valued at less than $.30 per share of common stock.

     One of the Debentures has a special anti-dilution provision. If the closing bid price of the common stock is $.08 or less for five consecutive trading days, the holder of that Debenture may accelerate the payment date of the Debenture. In that event, Kingsley Coach would be required to either pay the principal amount of the Debenture ($50,000) and all accrued interest within two business days or issue 1,250,000 shares of common stock to the holder. During the next thirty trading days the holder would be required to liquidate those shares, and the proceeds would be an offset to Kingsley Coach's liability under the Debenture. The holder would then return to Kingsley Coach any shares remaining after those thirty trading days.

     8% Convertible Note

     The 8% Convertible Note requires Kingsley Coach to pay the holder
$98,000 on November 7, 2004. Kingsley Coach must also pay interest monthly at a rate of 8% per annum. The holder of the 8% Convertible Note may convert the principal amount of the Note into common stock at any time after September 1, 2004 at a conversion rate of $.25 per share.

     Market for the Common Stock

     Our common stock is quoted on the OTC Bulletin Board under the symbol "KNGS.OB." Set forth below are the high and low bid prices for each of the last nine fiscal quarters.


                                            Bid

             Quarter Ending            High      Low
                                      ---------------

             September 30, 2001       $ .34    $ .06
             December 31, 2001        $ .12    $ .05
             March 31, 2002           $ .09    $ .04
             June 30, 2002            $ .13    $ .05

             September 30, 2002       $ .12    $ .06
             December 31, 2002        $ .19    $ .05
             March 31, 2003           $ .20    $ .05
             June 30, 2003            $ .23    $ .05

             September 30, 2003       $ .31    $ .13


     Our shareholders list contains the names of 441 registered stockholders of record of the Company's Common Stock. Based upon information from nominee holders, the Company believes the number of owners of its Common Stock exceeds 800.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the common stock is:

            American Registrar and Transfer Company
                         P.O. Box 1798
                    Salt Lake City, UT 84110


                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our Financial Statements and the notes to the Financial Statements, which appear at the end of this prospectus. A summary of the Financial Statements appears in the Prospectus Summary at the beginning of this prospectus.


Results of Operations

     Three Months Ended September 30, 2003 compared to Three Months Ended September 30, 2003

     Sales during the first quarter of fiscal 2004 were approximately equal to sales in the same period of fiscal 2003. In both periods we delivered only a small number of vehicles to customers, as lack of working capital hindered our ability to fund production. However, in the period ended September 30, 2003 we realized a 7% gross margin, compared to a negative margin in the quarter ended September 30, 2002. This improvement continued to improvements to gross margin realized in fiscal 2003, which ended on June 30, 2003.

     Despite the improvement in gross margin, we recorded a substantial loss for the first quarter of fiscal 2004, due to general and administrative expenses that were disproportionate to our revenues. General and administrative expenses have grown in the past year, primarily due to increased expenses attributable to staffing our new facilities. These expenses will continue to be disproportionate to sales until we are able to fund an increase in production sufficient to utilize our production capacity profitably.


     Year Ended June 30, 2003 compared to Year Ended June 30, 2002

     Sales during the year ended June 30, 2003 increased by 47% from sales during the year ended June 30, 2002. Sales were particularly strong in the 4th quarter of 2003, when we recorded $1,133,929 in revenue. In that quarter, for the first time, the several growth strategies we implemented in the past year all became effective and interactive. These growth strategies included the following:

     * During the winter of 2002-2003 we revised our relationship with Thor America, which manufactures most of the bodies for our RVs. So during the second half of fiscal 2003, we obtained bodies from Thor as we needed them, on terms that have been cost-efficient for us. This enabled us to substantially reduce our backlog for the first time in several years.

     * In the summer of 2002 we moved our principal manufacturing facility from the building we had previously leased at Thor America's premises to a nearby 20,000 square foot plant. There we outfitted new, more efficient production lines, and assumed a far greater role in production of bodies than we had previously born. This permitted us to produce vehicles at a faster rate.

     * Because our ability to deliver vehicles on a reasonable schedule has improved, we have been able to negotiate better terms with our customers, and to attract more advantageous sales. As a result, the average price of the vehicles we delivered in fiscal 2003 was significantly higher than our average price in fiscal 2002.

     * Our new line of medical coaches have become a steady source of business, which is expected to increase in the future to the extent that our resources will permit.

     Of equal importance to the increase in sales is the fact that gross margin on our sales in fiscal 2003 was over 15%, approaching our goal of 25%. By comparison, our gross margin was almost negligible in fiscal 2002. The primary reasons for the increase in gross margin were:

     * In our new facility we have substantially increased the role of our in-house production team in manufacturing bodies. Whereas in the past bodies were delivered to us nearly complete, we now receive them in bare bones condition and complete the outfitting in our own facility. Our cost analysis indicates that this increase in the in-house component of our manufacturing has reduced the per-unit production cost of our vehicles by $16,832.

     * We are now purchasing RV bodies from Thor America at prices substantially lower than in earlier years. In addition, while our plant was located on the Thor America campus, we paid Thor a $5,000 per unit fee. That fee was eliminated when we moved.

     * The Medical Coaches that we now produce are highly standardized - the customization is limited primarily to matters of appearance and comfort, which are not labor intensive. With each Medical Coach that we produce, our gross margin increases significantly, in direct proportion to our learning curve. In addition, the marketing effort involved is just a fraction of that involved in marketing to the public.

     Despite the improvement in gross margin, we continued to record a loss for fiscal 2003, due to general and administrative expenses that were disproportionate to our revenues. Although we posted lower general and administrative expenses during fiscal 2003 than in fiscal 2002, the reduction occurred because in fiscal 2002 we incurred an expense of $636,103 as a result of issuing shares of our common stock to a number of consultants. When that event is eliminated, general and administrative expenses had grown in fiscal 2003, primarily due to increased expenses attributable to staffing our new facilities. These expenses will continue to be disproportionate to sales until we are able to fund an increase in production sufficient to utilize our production capacity profitably.

     Our lack of working capital continues to limit our production. As a result, we have almost no inventory of finished or near-finished products, and are required to build vehicles only to order. This situation (a) limits our potential customers to those willing to wait many months for delivery and (b) eliminates our reportable revenue if there is any interruption in our production activities (as occurred in fiscal 2002), as we have no sales from inventory that can carry us through a trough in production. This situation does not preclude us from achieving profitability - we had the same lack of inventory in fiscal 2001, and achieved profits in that year. But the situation does put our prospects for profitability at considerable risk.

     The recent completion of the prototype for our new "Kruiser" model represents a step towards a proper inventory situation, as it will be a fully-standardized unit produced on a very cost-efficient assembly line. With the funds we have recently obtain privately we are outfitting that assembly line in our Minnesota facility and acquiring raw materials for the Kruiser. We expect to introduce it to the market in December. The Kruiser should make a significant contribution to our return to profitablity.

Liquidity and Capital Resources

     Kingsley Coach currently has no bank line of credit or other source of bank or investor financing. Until the summer of 2002 we were party to an Agreement for Wholesale Financing that we made with Deutsche Financing Services on November 1, 1999. During 2002, however, our inability to obtain an inventory of RV bodies meant that we finished vehicles shortly after the RV body arrives at our plant. As a result, we were not able to utilize the full value of the credit available to us from Deutsche Financing Services. In the Fall of 2002, therefore, Deutsche Financing Services cancelled the line of credit due to lack of use. At September 30, 2003, we owed $60,169 under that agreement, on loans bearing interest at 12% to 13.5%

     Near the end of December 2002 we entered into a new operational and financial arrangement with our principal subcontractor. As part of that arrangement, the vendor loaned us $200,000 interest-free. The loan will be satisfied by payment of a $5,000 premium on the next 40 subassemblies that we purchase from the vendor.

     At September 30, 2003 Kingsley Coach had a working capital deficit of $(2,467,353), a decline of $898,292 from our deficit at the end of June 2002. The primary reason for the decline is that we have a large liability for customer deposits that were received and used in prior periods. The cash that we now receive on delivery of a new vehicle is often not much greater than the cash we expended in producing the vehicle, since the cash profit on the sale is represented by the deposit. Until we obtain a source of financing other than the deposits placed by new customers, it will be difficult for us to remedy our working capital deficit.

     Until the ramp-up in expenses during calendar 2000 to meet anticipated increases in Camelot sales, our operations produced positive cash flow. In fiscal 1999 our operations produced $111,992 in cash. However, during the first nine months of calendar year 2000, operations generated a cash flow deficit of $604,026, primarily due to an increase of $522,894 in inventory as well as expenses attributable to increases in personnel and facilities in anticipation of Camelot sales. For the entirety of fiscal 2001 and fiscal 2002, however, our operations produced positive cash. In the nine month period that ended on March 31, 2003 our operations used $226,377 in cash, in part due to the costs of relocating our production facilities. In the 4th quarter of fiscal 2003, however, operations generated $288,218 in cash, resulting in positive cash flow from operations for fiscal 2003. Cash flow again was positive during the 1st quarter of fiscal 2004. Our cash flow, therefore, provided we sustain a minimum level of operations, is essentially a function of how aggressively we grow. If we remain cash poor, we will hold production at a level that can be sustained by cash from sales and down payments. If funds become available, we will increase production.

     The Company should be able to sustain operations for the indefinite future with its present resources. When cash is short, however, the only feasible method of sustaining operations is to delay production. This in turn slows growth and damages our marketing abilities. Accordingly, the Company is engaged in seeking sources of financing to enable the Company to fund the growth at a rate determined by market demand.

Off-Balance Sheet Arrangements

     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.




                             BUSINESS

     The Kingsley Coach

     Kingsley Coach is engaged in the business of manufacturing motorhomes, medical transport vehicles and emergency response vehicles, all under the tradename "Kingsley Coach." Although available for a broad variety of uses, each Kingsley Coach has the same sturdy and stable structural design, which characterizes the vehicle as a "Kingsley Coach."

     The Kingsley Coach, in essence, is a vehicle body (be it an R.V. body or a speciality body) mounted onto a stretched truck chassis. We open the back of the cab and weld the body to the open frame, creating a walk-through vehicle with the safety of uni-body construction. In the R.V. industry, the direct competitors of the Kingsley Coach are the Type A Motorhomes.
But the construction and features of the Kingsley Coach distinguish it from any motorhome on the road today:

     * The walls are 2 1/8" thick. The floor and the roof are double-reinforced.

     * Up front is a Class 8 truck engine. We currently put a diesel engine producing up to 600 horsepower in each Kingsley Coach. It gets approximately 9.3 miles per gallon, and is rated to haul 85,000 pounds. The average Kingsley Coach weighs less than 38,000 pounds; so you always have power to spare when you want to attack a hill.

     * The combination of heavy-duty construction and high power engine gives you a stable, vibration-free, sway-free ride.

     * A Kingsley Coach can be serviced at almost any truck stop, whereas a conventional motorhome generally needs a motorhome mechanic. In addition, a Kingsley Coach carries reserve tanks that hold up to a full week's supply of power and water, and is equipped with our proprietary gray water system that extends the water supply significantly. So a Kingsley Coach can cover much more ground between RV stops than a conventional motorhome.

     * The Kingsley Coach looks like a truck, but is as user-friendly as a sedan. It features automatic transmission, cruise control, and a rear-view, back-up camera.

     * Our proprietary technology makes the possible uses of a Kingsley Coach almost limitless. For example, our patented loading lift enables you to carry any manner of cargo in the rear compartment - be it motorcycles, snowmobiles, or ATVs.



     Recreational Vehicles

     We have been selling the Kingsley Coach as a recreational vehicle since 1996. Until the summer of 2000, however, we custom-made all of our vehicles, often using the customer's own truck. Today we continue to offer customers the option of custom-designing their own Kingsley Coach. However, our customers increasingly opt for one of the pre-designed models we now offer in the Camelot series:

     Camelot Excalibur - 40' Model. This coach, offering 300 square feet of living space fully expanded, is our base model. It includes all of the features noted above plus a luxury, functionally designed interior, and is designed to compete effectively with the mid-range 40' RV models.

     Camelot SURV - 40' Model. The SURV allows the owner the luxury standards of the Excalibur, with the added convenience of a rear utility garage. The rear garage, measuring 17' by 8', offers over 140 square feet of utility space, with a rear-attached metal (roll-up or ramp) door for easy access. A drop-down bed is mounted to the wall, for use when you don't need the storage space. Lift the bed, however, and you have room for your motorcycles, your hot-air balloon, your snowmobiles - even your horses.

     Camelot Merlin - 45' Model.  The Merlin offers a full 360
square feet of floor space.   It includes all of the features
noted above plus a luxury, functionally designed interior, and is designed to compete effectively with the mid-range 45' RV models.


     Camelot Lancelot - 34' Model. The Lancelot retains the overall luxury characteristic of the Camelot line. It is priced, however, to appeal to customers whose buying decisions are more price-sensitive or who are simply more comfortable in a less-imposing vehicle.

     During the past summer we introduced the prototype for a new line of recreational vehicles that we call the "Kruiser." The Kruiser will be a fully-standardized vehicle that will be produced in assembly-line fashion at our facility in Minnesota. Because of the standardization, we will be able to purchase components for the Kruiser in bulk, thereby reducing materials cost substantially.
In addition, we expect the production of an Kruiser will require approximately 25% of the man-hours we now devote to manufacturing a Camelot model. The Kruiser, therefore, will be a relatively low-cost vehicle that will appeal to a broad market, but a vehicle that should generate relatively high margins for Kingsley Coach.
We expect to begin marketing the Kruiser in December.

     Custom Manufacturing

     Until mid-2000, every Kingsley Coach has been custom-manufactured, often by conversion of a tractor previously owned and used by the customer. Our development of standardized designs and our entry into assembly line manufacturing have lowered our product cost substantially, and provided us access to a much wider market. We expect, however, that there will still be a number of our customers who will opt for a uniquely-designed product. So we will continue to offer customers the option of a Kingsley Coach designed entirely to their specifications.

     These "Roadmasters" generally contain elaborate amenities, and retail for approximately 50% more than our Camelot models. Because the market for $500,000 recreational vehicles is limited, however, we expect that production of the Roadmasters will not grow as rapidly as production of the Camelot and Kruiser series.

     Mobile Medical Vehicles

     The same characteristics that make the Kingsley Coach attractive in the vacation market make it suitable for use in a wide variety of specialized applications. The unique stability that allows you to speed down a highway without losing your equilibrium likewise allows you to carry a CAT scanner through a city of potholed streets without losing its calibration. So in the past year we have established our Medical Coach as a distinct and growing product line.

     The Kingsley Coach is now marketed as the platform that carries PET (Positron Emission Tomography) scanners manufactured by CPS Innovations and distributed by Hitachi Medical Systems America. To date we have delivered four of these units, each to a physician who uses the vehicle to provide scanning services at multiple locations. The demand for this product alone appears to be sufficient that it could fill our production capacity for several years. Should we chose to expand, however, we can readily produce a Kingsley Coach that can transport virtually any large mobile medical device, be it a Magnetic Resonance Imaging system, a Cardiac Catheterization lab, or a CT scanner. The ability of the Kingsley Coach to safely carry motion-sensitive equipment over all types of road conditions makes it an ideal platform for the mobile medical industry.

     Our Medical Coach incorporates many of the luxury features of our RV models: wood paneling, comfort seating in the waiting area, high-end stereo system, etc. The interior is appointed to provide the medical technician and his patients an environment that respects their dignity and reduces the stress of the medical event as much as possible. Behind the interior paneling, however, are walls of lead. And beneath the carpeted floor is an electric harness suited for the $2 million medical system that the coach carries. The entire 54,000 pound vehicle rides on a suspension specially designed to assure that neither highway speed nor city potholes jars the microscopic calibration of the scanner inside.

     Emergency Response Vehicles

     We have recently entered into a third market - emergency response vehicles. As governments throughout our country, in response to 9/11, implement upgrades to their emergency response programs, a market ideally suited to the Kingsley Coach is opening up. In the past year our factory has been visited by a number of government officials attracted by the power and durability of the Kingsley Coach and by the ability of our staff to install complicated electrical systems throughout the vehicle. We are currently preparing a bid for the State of Maryland on a $1 million project to build a mobile command station that would carry multiple communications systems safely into a disaster environment. Vehicles in this market often sell for $600,000 and up, but the up-front capital commitment by the manufacturer is similarly large. For this reason, until we increase our capital resources considerably, our participation in this market will be limited.

     Specialized Applications

     The same characteristics that make the Kingsley Coach
attractive in the vacation, mobile medical and emergency response markets make it suitable for use in a wide variety of specialized applications.  By way of examples, we have already designed
Kingsley Coaches for use by:

     * Sports Teams. Within a single Kingsley Coach, we can provide sleeping space for 27, as well as room for the athletes to sit and stretch their legs. While this may not provide the pampering that an NBA team may expect, the comfort and luxury of a Kingsley Coach is a significant step up from the traditional bus for a traveling Arena Football team or a college soccer club, without a significant step up in price. To date, we have sold six Kingsley Coaches outfitted for sports teams.

     * Snowbirds. Recently we built a Kingsley Coach that combines a passenger compartment with an auto carrier. Our customer intends to market the vehicle as an alternative to the "Autotrain" that Amtrak runs between Washington D.C. and Florida. Up to thirteen passengers will travel in quiet comfort in the Kingsley Coach while their cars (up to six) will be hauled in the rear portion of the vehicle.

     * Equestrian Teams. How do you get the horses to the meet in relative calm? Put them in a powerful, stable
       Kingsley Coach. The horses and the riders arrive, rested and ready.

      To date our marketing of these specialized applications has been sporadic, due to our limited resources. Our plan is that when the marketing of the Camelot Series has become stabilized, we will focus the attention of our in-house marketing staff on these and other specialized applications. We expect that many of the sales would entail multiple units - e.g. for an entire government fleet or for a sports league. So marketing should be relatively efficient.

     Proprietary Technology

     The quality of our vehicles depends, for the most part, on the know-how accumulated by our staff during many years of experience in vehicle manufacturing. We do, however, incorporate in our vehicles certain patented or proprietary technology that enhances the uniqueness of our Kingsley Coach.

     We have filed a patent application covering the electronic mechanism that enables the garage/storage compartment in the rear of our vehicle to be easily lowered and raised. This represents a significant improvement over the inclined ramps commonly used, as loading at ground level is easier. In addition, the new mechanism permits loading to be accomplished in a smaller area than the ramp, which generally requires clearance in back of the vehicle.

     We also have an exclusive license to use the technology involved in manufacturing our combined passenger vehicle/auto carrier. The owner of that technology has filed a patent application covering some of that technology.

     One of the more important items of proprietary technology that we incorporate into our recreational vehicles is a system through which gray water from the showers, sinks and washer in a recreational vehicle can be used for the toilet function. This system reduces the demand for fresh water in the vehicle, making the storage systems more efficient.

     Production

     The production of a Kingsley Coach is conceptually simple:

     * We contract for a truck chassis, made to order;
     * We obtain a body, made to our specifications;
     * We fabricate a heavy-duty lower section for storage and stability;
     * We buy some miscellaneous off-the-shelf components
       (generators, tanks, inverters, and the like); and
     * We bolt and weld it all together.

     Until very recently, all of the bodies for our RVs were manufactured by Thor America, one of America's leading producers of RVs, and our facilities were located on the Thor America
campus in Middleburg PA. For several years, however, we had difficulties in obtaining the supply of bodies we needed from
Thor, and the effect on our revenues was devastating. So in 2002, after our contract with Thor ended, we relocated our fabrication facility from the Thor America campus to another location in Middleburg, and set about restructuring our relationship with
Thor America. Today we have the happy combination of a new, favorable relationship with Thor and the ability to produce our own RV bodies, should the supply from Thor America prove inadequate. In addition, we have recently begun to use a second source for RV
bodies, and that relationship could be expanded.   With this
combination of sources, we do not expect to experience any difficulty in obtaining the RV bodies we need on schedule.

     The bodies for our Medical Coaches require a specialist in lead fabrication to prepare the walls. We have located a number of fabricators capable of performing this service, and have experienced no problem in obtaining these bodies.


     Sales and Marketing

     To date, the Kingsley Coach has been marketed mostly by word of mouth, supplemented by occasional print ads in trucking and RV magazines. A prime component of our promotional program are our appearances at RV shows and upscale sporting events. These appearances are targeted to gain Kingsley Coach brand recognition among financially successful Baby Boomers. Without the capital necessary to ramp up production, however, a more aggressive marketing campaign would be counterproductive. Nevertheless, the feedback we receive from our appearances indicates that there is a substantial market available for our product.

     The Kingsley Coach is sold directly and through a dealer network. To date, we have appointed dealers in Texas and eastern Florida. As our production capabilities become sufficient to service added demand, we will expand our network incrementally until it reaches nationwide. In the meanwhile, we have contracted with Four State Trucking of Joplin, Missouri to serve as our national dealer on a non-exclusive basis. Our agreement with Four States required Four States to pay a $300,000 deposit on the purchase of 50 units (i.e. $6,000 deposit per unit).

     No single customer accounted for more than 10% of the Company's sales during the years ended June 30, 2003, 2002 or 2001.

     Backlog

     On November 1, 2003 the Company's backlog was 13 units, representing $2,944,000 in potential sales. On November 4, 2002, the backlog was 15 units ($3,155,000 in potential sales). The reduction in total backlog reflects our improved productivity, as we are now able to obtain bodies when needed.

     Competition

     The Class A Motorhome segment of the RV industry is
dominated by five manufacturers, who account for over   of
annual domestic sales: Fleetwood, Winnebago, Coachman, Monaco, and Thor. These competitors have two major advantages over The Kingsley Coach: name recognition and capital resources. The Kingsley Coach will attempt to compete with these established companies primarily on the basis of the unique advantages of a truck chassis: strength, serviceability, and safety.

     Research and Development

     Until July of 2000, we were still developing our vehicles. Accordingly, research and development until that time represented nearly 30% of sales: $330,000 in the six months ended June 30, 2000, $850,000 in the year ended December 31, 1999 and $600,000 in the year ended December 31, 1998. Beginning in the 2001 fiscal year, we have been marketing the products previously developed. Accordingly, our research and development expense was reduced to $123,400 during the year ended June 30, 2003, $92,500 during the year ended June 30, 2002 and $68,000 during the year ended June 30, 2001.

     Employees

     We currently employ 25 individuals. 4 are employed in administrative positions, 2 in sales and marketing positions, and 19 in production. None of our employees are members of a union.
We believe that our relations with our employees are good.

     Properties

     Our executive offices and production facilities are located in a 20,000 square foot facility in Middleburg, Pennsylvania. We pay a monthly rental of $3,800. The lease is for a three year term through June 2005, although either party may cancel the lease on 90 days prior notice. We have the right of first refusal if the landlord receives any offer to purchase the property.

     We also lease a 26,000 square foot production facility in
Ramsey, Minnesota.   The Ramsey facility is used for engineering
and design, as well as for a portion of our fabrication activities. We pay a monthly rental of $4,500. The lease is for a three year term through 2005, although either party may cancel the lease on 30 days prior notice. We have the right of first refusal if the landlord receives any offer to purchase the property.

     Legal Proceedings

     In 2002 one of our customers commenced an action in the Superior Court of the State of Indiana entitled "University Loft
v. The Kingsley Coach, Inc." The plaintiff alleges that the Kingsley Coach we delivered to it was defective, and demands $100,000 in damages. We are alleging in a counterclaim that University Loft defaulted on its contract for an additional vehicle after we had manufactured it, and that we have incurred damages in excess of $100,000. Settlement negotiations have been ongoing.

                            MANAGEMENT

     This table identifies our directors and executive officers.
Directors serve until the next annual meeting of shareholders and until their successors are elected and qualify. Officers serve at the pleasure of the Board of Directors.


      Name                Age   Position with              Director
                                the Company                 Since
     ----------------------------------------------------------------
     Ralph Dickenson      63    Chairman (CEO, CFO)          1998
     Verdo Lancaster      65    Director, Vice President     1998
     Catherine Rimes      42    Director                     1998
     James Whitehead      60    Director                     1998
     George O. R. Carlson 62    Director                     2001

     Ralph Dickenson founded Kingsley Coach in 1996, and has served as its Chairman since that time. Except for the period from March of 2000 until March of 2001, Mr. Dickenson also served as our Chief Executive Officer. Mr. Dickenson is the father of Catherine Rimes, a member of the Board of Directors.

     Verdo Lancaster has been self-employed for the past seven years as a gospel singer. Previously, Mr. Lancaster owned and operated a number of trailer home distributorships in Louisiana.


     Catherine Rimes has been self-employed as a horse rancher since 1998. From 1994 to 1997, Ms. Rimes served as President of Brake Alert, Inc., which was engaged in the business of manufacturing and marketing parts for transportation equipment. Ms. Rimes is the daughter of Ralph Dickenson, the Chairman of Kingsley Coach, and the niece of George Carlson, a member of the Board of Directors.

     James Whitehead has for the many years served as co-owner and Manager of Whitehead Business Trucking Co.

     George O.R. Carlson is an engineer, who has been involved in the development of the Kingsley Coach since 1996. Mr. Carlson's services are provided to Kingsley Coach by DRK Inc. pursuant to our Management Services Agreement with DRK. Mr. Carlson is the uncle of Catherine Rimes, a member of our Board of Directors.

Executive Compensation

          The following table sets forth all compensation awarded to, earned by, or paid by Kinsley Coach to Ralph Dickenson, our Chief
Executive Officer, for services rendered in all capacities to
Kingsley Coach during the years ended June 30, 2003, 2002 and
2001.    Mr. Dickenson was our Chief Executive Officer until
March 1, 2000, and again since March 1, 2001. There were no other executive officers whose total salary and bonus for the fiscal year ended June 30, 2003 exceeded $100,000.


                                             Long-Term
                         Compensation        Compensation
                         Year Salary         Stock Options Granted
     --------------------------------------------------------------
     Ralph Dickenson     2003 $18,124              -
                         2002 $18,000              -
                         2001 $ 7,494         75,000


     Employment Agreements

     All of our employment arrangements with our executives are on an at will basis.

     Management Services Agreement

     Kingsley Coach is party to a Management Services Agreement with DRK Inc. dated May 7, 1999, which was amended as of February
20, 2003.  The owners of DRK are Catherine Rimes and George O.R.
Carlson, who are members of the Kingsley Coach Board of Directors.
Ralph Dickenson acts, from time to time, as a business consultant to DRK.

     The Agreement, as amended, is an at-will arrangement. It provides that DRK will provide personnel to perform management, design, development and operational services. In compensation, Kingsley Coach is required to pay DRK its out-of-pocket expenses incurred in providing the personnel, including salaries. During the year ended June 30, 2003, DRK provided to Kingsley Coach the services of 9 non-officer employees, including full and part-time employees. In compensation for those services, Kingsley Coach paid $396,600 to DRK.

     When the Agreement was first made, Kingsley Coach granted 1,000,000 shares of restricted stock to DRK, which DRK was to retain only if Kingsley Coach achieves certain sales and net income targets during each of the five years between July 1, 2000 and June 30, 2005. In the year ended June 30, 2001 Kingsley Coach achieved the net income target but fell short of the sales target. However, in lieu of cancelling 200,000 shares owned by DRK due to the shortfall, as provided in the Agreement, Kingsley Coach accepted a waiver by DRK of $168,123 due to it from Kingsley Coach. In the year ended June 30, 2002 Kingsley Coach fell short of both targets. Accordingly, DRK surrendered 200,000 of the restricted shares to Kingsley Coach.

     In February 2003 the parties modified the Agreement. DRK waived certain financial incentives which had been included in the original Agreement. In consideration of that concession and other financial concessions and services performed by DRK in the past, Kingsley Coach released its lien on the 600,000 shares that remained subject to the Agreement.

     Equity Grants

     In October of 2000, the Board of Directors issued to each of its members a five year option to purchase 75,000 shares of our common stock. The option is exercisable at an average price of $.95 per share. The market price on the date of grant was $.56.

     In October of 2003 the Board of Directors issued to each of its members (other than the Chairman) 50,000 shares of our common stock. An additional 75,000 shares were issued at the same time to Verdo Lancaster for services as a Vice President, and an additional 50,000 shares were issued to James Whitehead for special services to the Board. The market price on the date of grant was $.13.

     The following tables set forth certain information regarding the stock options acquired by the Company's Chief Executive
Officer during the year ended June 30, 2003 and those options held by him on June 30, 2003.

              Option Grants in the Last Fiscal Year


                      Percent                           Potential
                      of total                          realizable
          Number of   options                           value at
          Securities  granted to                        assumed
          underlying  employees  Exercise               annual rates
          option      in fiscal  Price      Expiration  of appreciation
Name      granted     year       ($/share)  Date        for option term
                                                        5%         10%
----------------------------------------------------------------------------
R. Dickenson  0        N.A.       N.A.        N.A.        0         0

             Aggregated Fiscal Year-End Option Values

                    Number of securities underlying    Value of
                    unexercised options at             unexercised in-
                    fiscal year-end  (#)               the-money options
                    (All exercisable)                  at fiscal year-end ($)
                                                       (All exercisable)
------------------------------------------------------------------------------

Ralph Dickenson            75,000                                0

Other Transactions Between Kingsley Coach and its Management

     In the Spring of 2002, Jeannie Michels, an employee of the Company, loaned $235,000 to the Company to use for working capital. The Company agreed to pay $7,000 per month to satisfy the loan, including interest at 5.25%.

Limitation of Liability and Indemnification

     Our bylaws, as well as Delaware corporation law, provides that our directors and officers may be indemnified by us, at the discretion of our Board of Directors, against liabilities arising from their service as directors and officers. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.


                      PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of the date of this prospectus by the following:

     * each shareholder known by us to own beneficially more than 5% of our common stock;

     *  Ralph Dickenson;

     *  each of our directors; and

     *  all directors and executive officers as a group.

     There are 18,501,457 shares of our common stock outstanding on the date of this report. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

     In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these "issuable" shares in the outstanding shares when we compute the percent ownership of any other person.

                               Amount and
                               Nature of
     Name and Address          Beneficial          Percentage
     of Beneficial Owner(1)    Ownership           of Class
     ---------------------------------------------------------
     Ralph Dickenson             75,000(3)          0.4%
     Verdo Lancaster          1,315,961(3)          7.1%
     Catherine Rimes          2,528,785(2) (3)     13.6%
     James Whitehead            238,995(3)          1.3%
     George Carlson           2,445,785(2)         13.2%

     All officers and directors
     as a group (5 persons)   4,248,741            22.6%

     Matco, Incorporated      5,000,000            27.0%
     4602 230th Court, NW
     St. Francis, MN 55070

     DRK, Inc.                2,355,785(2)         12.7%
     3118 162nd Lane
     Andover, MN 55304
______________________________
(1) The address of each shareholder, unless otherwise noted, is c/o The Kingsley Coach, Inc., 180 U.S. Highway 522, Middleburg, PA 17842
(2) DRK, Inc. is a Minnesota corporation which received 1,000,000 shares pursuant to a Management Services Agreement with Kingsley Coach. Catherine Rimes and George Carlson each own 50% of the outstanding shares of DRK, and are thus deemed to be the beneficial owners of DRK's shares.
(3) Includes presently-exercisable option to purchase 75,000 shares.

Equity Compensation Plan Information

     The information set forth in the table below regarding equity compensation plans (which include individual compensation arrangements) was determined as of June 30, 2003.

                                                                 Number of
                                                                 securities
                       Number of            Weighted             remaining
                       securities to be     average exercise     available
                       issued upon          price of             for future
                       exercise of          outstanding          issuance
                       outstanding          options, warrants    under equity
                       options, warrants    and                  compensation
                       and rights           rights               plans
------------------------------------------------------------------------------
Equity compensation
 plans approved by
 security holders....       0                   --                  0

Equity compensation
 plans not approved
 by security holders..      0                   --                  0
                         -----------------------------------------------

   Total..............      0                   --                  0


     In October 2003 the Board of Directors adopted the 2003 Equity Incentive Plan. The Plan permits the Compensation Committee of the Board (currently, Mr. Dickenson) to make stock grants and to issue non-qualified stock options, restricted shares, performance shares, or any combination thereof, up to a
total of 1,000,000 shares.   Employees, members of the Board, and
certain consultants are eligible for grants. To date, the Board of Directors has made one grant, of 50,000 shares, under the Plan.

     In October 2003 the Board of Directors also adopted the 2003 Key Personnel Stock Grant Program. The Program permits the Compensation Committee to grant up to 750,000 restricted shares to employees and consultants. The recipients of the grants may not transfer the shares for one year after the grant, and the shares are cancelled if the employee or consultant's relationship with Kingsley Coach terminates during that year. To date, the Board of Directors has granted a total of 653,000 shares to 16 individuals under the Program.


                       SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders. None of the selling shareholders owns any of our shares other than the shares they are offering by means of this prospectus. As each selling shareholder acquires and/or resells shares of common stock, we will file prospectus supplements as necessary to update the number of shares of common stock that each selling shareholder intends to sell, reflecting prior resales.

                           Shares Owned Prior
Name                       To the Offering              Shares Offered
----------------------------------------------------------------------
Dr. Blaise Wolfrum          166,667(1)                    166,667
Doug Thompson                33,333(1)                     33,333
PSK Investment Group Inc.   115,385(2)                    115,385
Garron Y. Frantzen          200,000                       200,000
Robert C. Groves            100,000(3)                    100,000

_____________________________

(1) These are the shares of common stock that may be obtained by Messrs. Wolfrum and Thompson if the principal amount of their 10% Convertible Debentures is converted into common stock. They may convert their Debentures at any time, and the Debentures will automatically convert if the market price of Kingsley Coach common stock exceeds $.65 for five days.
(2) These shares were issued as prepayment of interest on the 10% Promissory Note purchased by PSK Investment Group Inc.

(3) Kingsley Coach issued 100,000 shares to Mr. Groves in partial satisfaction of a debt. Other shares shown in this table were acquired by Mr. Groves upon conversion of the 8% Convertible Note that was issued by Kingsley Coach to Mr. Groves to complete the satisfaction of the debt.

     We are registering the shares for resale by the selling shareholders in accordance with registration rights granted to the selling shareholders in our subscription agreements with them. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering. The selling shareholders will pay the fees and disbursements of their own counsel, as well as any underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares.

Relationships with Kingsley Coach

     None of the Selling Shareholders has any relationship with Kingsley Coach other than as an investor, except as follows:

     Garron Y. Frantzen entered into a Settlement Agreement with Kingsley Coach and Ralph Dickenson in November 2003. The claim settled in the agreement arose because in 1998 Mr. Frantzen placed a deposit of $100,000 for the purchase of a Kingsley Coach. When Mr. Frantzen demanded repayment of his deposit, Ralph Dickenson personally gave Mr. Frantzen a promissory note in the amount of $100,000. The Settlement Agreement provided that Mr. Frantzen would release that liability in exchange for 200,000 shares of Kingsley Coach common stock. Pursuant to the agreement, the 200,000 shares have been included in this prospectus. In the event that Mr. Frantzen does not realize at least $109,711 from the sale of the shares prior to December 1, 2004, Kingsley Coach and/or Mr. Dickenson will pay him the shortfall. The Settlement Agreement also provides that Mr. Frantzen may, at his option, obtain shares of common stock in lieu of cash for the shortfall at a rate of $.25 per share.

     Robert C. Groves has provided marketing services for Kingsley Coach at times in the past, and was entitled to a commission in an undetermined amount. Mr. Groves had also given Kingsley Coach a deposit for the purchase of a Kingsley Coach, which was subsequently cancelled. In November 2003 these two obligations were settled by an agreement that required Kingsley Coach to issue 100,000 shares of common stock to Mr. Groves and an 8% Convertible Note in the principal amount of $98,000.


Plan of Distribution

     The selling shareholders may sell shares from time to time in public transactions, on or off the OTC Bulletin Board, or in private transactions, at prevailing market prices or at privately negotiated prices, including, but not limited to, one or more of the following types of transactions:

     * ordinary brokers' transactions;
     * transactions involving cross or block trades purchases by brokers, dealers or underwriters as
     * principal and resale by such purchasers for their own accounts pursuant to this prospectus;
     * "at the market" to or through market makers or into an existing market for our common stock;
     * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
     * in privately negotiated transactions; or
     * to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders may also sell shares short and deliver the shares to close out the short position.
The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealers of the shares, which the broker-dealer may resell using this prospectus. The selling shareholders may also pledge the shares to a broker-dealer and, upon a default, the broker or dealer may effect sales of the pledged shares using this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters whom the selling shareholders may select, or any broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters that the selling shareholders may select or by any broker or dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such broker or dealer.

     We have advised the selling shareholders that, during any time when they are engaged in a distribution of the shares, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We will not receive any of the proceeds from the selling shareholders' sale of their common stock.

                          LEGAL MATTERS

     The validity of the common stock which the five shareholders are selling by means of this prospectus has been passed upon by our counsel, Robert Brantl, Esq., 322 Fourth Street, Brooklyn, New York 11215. Mr. Brantl owns 170,000 shares of our common stock, which he received in compensation for prior services.

                             EXPERTS

     The financial statements included in this prospectus and in the registration statement have been audited by Mantyla McReynolds, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                      ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. In particular, the statements in this prospectus regarding the contents of contracts, agreements or other documents are not necessarily complete. You can find further information about us in the registration statement and the exhibits and schedules attached to the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission, which may assist you in understanding our company.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

     We do not currently send annual reports to our shareholders, due to the expense involved. Until our resources permit, we do not expect to send annual reports unless we are soliciting proxies for an annual meeting of shareholders. You may, however, obtain a copy of our annual or our quarterly report to the Commission by writing to us at our executive offices.

                         INDEX TO FINANCIAL STATEMENTS

I. Audited Financial Statements for the Years Ended June 30, 2003 and 2002

                                                      Pages
Report of Independent Auditors                         F-1

Balance Sheet                                          F-2

Statements of Operations                               F-4

Statements of Stockholders' Deficit                    F-5

Statements of Cash Flows                               F-6

Notes to Financial Statements                          F-7


II Unaudited Financial Statements for the Three Months Ended
    September 30, 2003 and 2002

Balance Sheet                                          F-14

Statements of Operations                               F-15

Statements of Cash Flows                               F-16

Notes to Financial Statements                          F-17

                   Independent Auditors' Report


The Board of Directors and Shareholders
The Kingsley Coach, Inc.


We have audited the accompanying balance sheet of The Kingsley Coach, Inc., as of June 30, 2003, and the related statements of operations, stockholders' deficit, and cash flows for the years ended June 30, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Kingsley Coach, Inc. as of June 30, 2003, and the results of operations and cash flows for the years ended June 30, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in
Note 2 to the financial statements, the Company has accumulated losses since inception, has experienced a decline in revenue and has negative working capital which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                    Mantyla McReynolds
Salt Lake City, Utah
September 29, 2003, except for footnote 17 as to which
 the date is November 14, 2003.
                                                                     -F1-


                          The Kingsley Coach, Inc.
                               Balance Sheet
                               June 30, 2003




                               ASSETS


Current Assets:
 Cash                                     $         0
 Accounts receivable (net of allowance
  of $5,500)                                   14,564
 Inventory - Note 11                          528,900
                                             --------
Total Current Assets                          543,464

Property & Intangibles, net - Note 8          726,170

Other Assets:
 Prepaid expense - Note 13                    130,293
 Subscriptions receivable - Note 7             12,000
 Deposits                                       3,650
                                             --------
Total Other Assets                            145,943
                                             --------
TOTAL ASSETS                              $ 1,415,577
                                            =========


See accompanying notes to financial statements

                                                                     -F2-

                          The Kingsley Coach, Inc.
                         Balance Sheet (continued)
                               June 30, 2003

              LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
 Accounts payable - Note 17               $   904,598
 Bank overdraft balance                        72,018
 Accrued liabilities                          297,603
 Related party payable - Note 13              134,792
 Customer deposits - Note 5                   557,133
 Note payable - inventory - Note 15            71,271
 Unearned revenue - Note 14                   269,000
 Current portion long-term debt - Note 10     173,054
                                            ---------
Tottal Current Liabilities                  2,479,469

Long-Term Liabilities:
 Notes payable - Note 10                      478,323
 Note payable - shareholder - Note 4          160,171
 Less current portion long-term debt         (173,054)
                                            ---------
Total Long-Term Liabilities                   465,440
                                            ---------
Total Liabilities                           2,944,909

Stockholders' Deficit - Notes 6, 7, 13 & 16
 Preferred stock, $.0001 par value;
  authorized 5,000,000 shares; issued and
  outstanding -0- shares                            -
 Common stock, $.00001 par value;
  authorized 30,000,000 shares; issued
  and outstanding 17,383,072                      174
 Treasury Stock, 200,000 common shares        (14,000)
 Additional paid-in capital                 2,887,085
 Accumulated Deficit                       (4,402,591)
                                            ---------
Total Stockholders' Deficit                (1,529,332)
                                            ---------
TOTAL LIABILITIES AND STOCKHOLDERS'
 DEFICIT                                  $ 1,415,577
                                            =========



See accompanying notes to financial statements

                                                                     -F3-




                          The Kingsley Coach, Inc.
                          Statements of Operations
                 For the years ended June 30, 2003 and 2002




Revenues:                               2003            2002
                                   -------------------------------
 Sales                               $ 3,768,619     $ 2,556,409
 Cost of Sales                        (3,175,665)     (2,544,495)
                                       ---------       ---------
 Gross Margin                            592,954          11,914

General and administrative expenses    1,524,502       1,663,869
                                       ---------       ---------
Net Income/(Loss) from Operations       (931,548)     (1,651,955)

Other Income/(Expense):
 Other income                                776           6,181
 Interest expense                        (54,954)        (91,575)
                                       ---------       ---------
Total Other Income/(Expense)             (54,178)        (85,394)
                                       ---------       ---------

Net Income/(Loss) Before Taxes          (985,726)     (1,737,349)

Income taxes                                   0               0
                                       ---------       ---------
Net Income/(Loss)                     $ (985,726)    $(1,737,349)
                                       =========       =========

Income/(Loss) Per Share               $    (0.06)    $     (0.12)
                                       =========       =========

Weighted Average Shares Outstanding   16,853,822      14,715,787
                                      ==========      ==========





See accompanying notes to financial statements.
                                                                     -F4-


                          The Kingsley Coach, Inc.
                     Statements of Stockholders' Deficit
                For the years ended June 30, 2003 and 2002



                                          Addit'l                Total
              Shares    Common Treasury   Paid-in   Accumulated  Stockholders'
              Issued    Stock  Stock      Capital   Deficit      Deficit
-------------------------------------------------------------------------------
Balance, June
 30, 2001     8,643,727 $ 86 $      0   $ 1,476,070 $(1,679,516) $  (203,360)

Converted debt
 to stock at
 $0.42 per
 share          590,000    6        0       249,994           0      250,000

Issued shares
 for services
 at $0.30 per
 share        2,080,344   20        0       624,083           0      624,103

Issued shares
 for
 intellectual
 assets at
 $0.08 per
 share        5,000,000   50        0       399,950           0      400,000

Issued shares
 for services
 at $0.08 per
 share          150,000    2        0        11,998           0       12,000

Common shares
 surrendered
 to Treasury          0    0  (14,000)            0           0      (14,000)

Net loss for
 the twelve
 months ended
 June 30, 2002        0             0             0  (1,737,349)  (1,737,349)
               ------------------------------------------------------------
Balance, June
 30, 2002    16,464,071  164  (14,000)    2,762,095  (3,416,865)    (686,606)

Issued shares
 for cash at
 $0.10 per
 share          220,001    2        0        21,998           0       22,000

Issued shares
 for services
 at average
 of $0.15 per
 share          650,000    7        0        97,493           0       97,500

Issued shares
 for sales com-
 mission at
 $0.11 per
 share           50,000    1        0         5,499           0        5,500

Shares
 cancelled
 during year     (1,000)   0        0             0           0            0

Net loss for
 the twelve
 months ended
 June 30, 2003        0    0        0             0    (985,726)    (985,726)
             ---------------------------------------------------------------
Balance, June
 30, 2003    17,383,072 $174 $(14,000)  $ 2,887,085 $(4,402,591) $(1,529,332)
             ===============================================================




See accompanying notes to financial statements.


                                                                     -F5-



                        The Kingsley Coach, Inc.
                        Statements of Cash Flows
               For the years ended June 30, 2003 and 2002




                                                 2003           2002
                                            ----------------------------

Cash Flows Provided by/(Used for)
 Operating Activities
 Net Income/(Loss)                          $ (985,726)    $(1,737,349)
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation and amortization                163,932         111,823
  Provision for doubtful accounts               16,190         221,757
  Issued stock for services/expenses            89,500         636,103
  Received treasury stock as contract refund         0         (14,000)
  Decrease (increase) in prepaid expenses       63,017         113,642
  Decrease (increase) in accounts receivable   (10,388)        (67,285)
  Decrease (increase) in inventory              54,646          10,298
  Increase (decrease) in accounts payable      755,658          (9,085)
  Increase in other current liabilities        326,582         186,217
  Increase (decrease)in customer deposits     (411,570)        640,430
                                              --------       ---------
  Net Cash Provided by/(used for) Operating
   Activities                                   61,841          92,551
                                              --------       ---------
Cash Flows Provided by/(Used for) Investing
 Activities
 Acquisition of property and equipment               0          (1,395)
 Proceeds from sale of demo                    118,687               0
                                              --------       ---------
  Net Cash Used for Investing Activities       118,687          (1,395)

Cash Flows Provided by/(Used for) Financing
 Activities
 Issued stock for cash                          10,000               0
 Principal increase (decrease) on notes
  payable                                      224,000         348,181
 Principal payments/reductions                (499,259)       (349,239)
                                              --------        --------
  Net Cash Provided by (Used for)
   Financing Activities                       (265,259)         (1,058)
                                              --------        --------
Net Increase/(Decrease) in Cash                (84,731)         90,098

Beginning Cash Balance                          84,731          (5,367)
                                              --------        --------
Ending Cash (bank overdraft) Balance        $        0     $    84,731
                                              ========        ========


Supplemental Disclosures
      Interest paid                         $   52,358     $   221,757
      Income taxes paid                              0               0
      Stock issued for assets                   12,000         400,000
      Stock issued for liabilities                   0         250,000


See accompanying notes to financial statements.

                                                                     -F6-


                           The Kingsley Coach, Inc.
                        Notes to Financial Statements
                                June 30, 2003


Note 1    Organization and Summary of Significant Accounting Policies

          (a)  Organization

          The Kingsley Coach, Inc., ("Company"), a Delaware corporation, is a manufacturer of customized luxury recreational and commercial vehicles known as The Kingsley Coach. The Company's manufacturing takes place in Middleburg, Pennsylvania and in Ramsey, Minnesota. Marketing, through trade magazine or via the Internet, is not limited to any specific geographic location.

          The financial statements of the Company have been prepared in accordance with U. S. generally accepted accounting principles. The following summarizes the more significant of such policies:

          (b)  Income Taxes

          The Company has adopted the provisions of Statement of Financial Accounting Standards No. 109 [the Statement], "Accounting for Income Taxes." The Statement requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

          (c)  Net Income or Loss Per Common Share

          Net loss or income per common share is based on the weighted-average number of shares outstanding. In accordance with Financial Accounting Standards No. 128, "Earnings Per Share," basic loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method. Common stock equivalents were not included in the computation of loss per share for the period presented because their inclusion would be antidilutive.

          (d)  Statement of Cash Flows

          For purposes of the statements of cash flows, the Company considers cash on deposit in banks to be cash. The Company had a cash balance of $0 at June 30, 2003.

          (e)  Use of Estimates in Preparation of Financial Statements

          The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


                                                                     F-7


Note 1    Organization and Summary of Significant Accounting Policies
          [continued]

          (f)  Property and Equipment

          Property and equipment are stated at cost. Depreciation is provided using the straight-line and the declining balance method over the useful lives of the related assets. Expenditures for maintenance and repairs are charged to expense as incurred.

          (g)  Inventory

          Inventory consists of parts, work-in-process, and finished units. Inventory is valued at the lower of cost or market using the first-in first-out (FIFO) costing method.

          (h)  Revenue recognition/accounts receivable/deferred revenue

          The Company recognizes revenues in accordance with the Securities and Exchange Commission Staff Accounting Bulletin (SAB) number 101, "Revenue Recognition in Financial Statements." SAB 101 clarifies application of U. S. generally accepted accounting principles to revenue transactions. The Company recognizes revenue on vehicle sales upon delivery of the product to the customer. Any additional obligations related to the product, such as service agreements, are negotiated under a separate contract; revenue on these items is recognized over the period of service as commitments are satisfied. The Company records an account receivable for revenue earned but net yet collected. An allowance for bad debt has been provided based on estimated losses. For revenue received in advance of services, the Company records a current liability classified as either deferred revenue or customer deposits.

          (i)  Impairment of Long-Lived Assets

          The Company reviews long-lived assets, at least annually, to determine if impairment has occurred and whether the economic benefit of the asset (fair value for assets to be used and fair value less disposal costs for assets to be disposed of) is expected to be less than the carrying value. Triggering events, which signal further analysis, consist of a significant decrease in the asset's market value, a substantial change in the use of an asset, a significant physical change in the asset, a significant change in the legal or business climate that could affect the asset, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct the asset, or a history of losses that imply continued losses associated with assets used to generate revenue. The Company made no adjustment to long-lived assets for impairment through June 30, 2003.


Note 2    LIQUIDITY

          The Company has accumulated losses through June 30, 2003 amounting to $4,402,591, and has a net working capital deficiency of $1,936,005 at June 30, 2003. These factors raise substantial doubt about the Company's ability to continue as a going concern.

          Management believes that it has improved its productivity since June 30, 2002. Further, the Company believes that standard product design and methods and expanded product resources will permit increased productivity in future years.

          The Company has issued shares of common stock for services of a professional firm which continues to assist in developing and marketing its product. Management plans may include additional issuances of shares of common stock for production capital. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                                     -F8-

Note 3    INCOME TAXES

          No provision has been made in the financial statements for income taxes because the Company has accumulated substantial losses from operations in prior years, against which it intends to offset future earnings.

          The tax effects of temporary differences that give rise to significant portions of the deferred tax asset at June 30, 2003 have no impact on the financial position of the Company. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Because of the lack of taxable earnings history, the Company has established a valuation allowance for all future deductible temporary differences.


 Deferred tax assets                      Balance       Tax             Rate
-----------------------------------------------------------------------------
Loss carryforward(expires through 2023) $3,519,884   $1,196,761        34%

Valuation allowance                                 ($1,196,761)
                                                      ---------
Deferred tax asset                                   $        0
                                                      =========



          The valuation allowance has increased $335,147 from $861,614 in the prior year.


Note 4    RELATED PARTY TRANSACTIONS/STOCKHOLDER LOANS

          During the year ended June 30, 2002, an officer of the Company obtained a loan on behalf of the Company of $235,000. $50,000 of the loan was used to satisfy a pre-existing related party loan of the Company. The remaining $185,000 was used as operating capital. The loan agreement provides for monthly payments to a bank of $7,000, including interest at 5.25% until paid in full. The balance due on this loan as of June 30, 2003 is $136,171. Another stockholder has advanced $24,000 to the Company in the form of a loan payable on demand and bearing interest at 8%.


Note 5    CUSTOMER DEPOSITS

          When a customer signs a contract to have the Company manufacture a Kingsley Coach ("Coach"), a deposit or down payment is required of the customer. The amount of deposit varies based on the terms of the contract. The Company treats these deposits as unearned revenue until the Coach is delivered to the customer. At June 30, 2003, deposits had been collected on ten Coaches in various stages of completion.


Note 6    PREFERRED STOCK

          The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of $.0001 par value preferred stock. The Board of Directors may issue the shares in series and may designate the powers, preferences and rights of such shares by resolution, without the vote of stockholders. No shares are issued and outstanding as of June 30, 2003.

Note 7    ISSUANCE OF STOCK

          In prior years the Company received advances from related individuals which were used to fund operations. These advances are summarized below. In July 2001, the Company retired these notes by issuing shares of common stock to the note holders:


                                                                     -F9-

Note 7    ISSUANCE OF STOCK [continued]


Related                                    Amount    Number of shares
Party                                      advanced  issued in July
-------------------------------------------------------------------------------
Shareholder advance, 6% interest,
 due July and August 2001.                $ 50,000     125,000

Shareholder advance assumed,
 non-interest, due on demand              $200,000     465,000
                                           -------------------
                                          $250,000     590,000
                                           ===================

          In July 2001, the Company issued 2,080,344 shares of common stock to consultants and professionals for services. Options to purchase 2,000,000 shares of common stock were also issued to consultants. These options allowed the grantee the ability to purchase the shares at the greater of $.15 or 50% of the average closing bid for the common stock for the five days preceding exercise through August 30, 2001. None of these options were exercised and have expired. Most of the shares issued in July 2001 and the shares underlying the options were registered for resale on Form SB-2 with the Securities and Exchange Commission.

          On October 26, 2001 the Company acquired intellectual property from a related party through the issuance of 5,000,000 shares of common stock. The property was valued at $400,000, which represented the market value of the common stock on that date.

          On November 2, 2001, the Company issued 150,000 shares of common stock to an individual for services. These shares were valued at $0.08 per share, or $12,000, which approximated the market value of the shares on the date of the transaction.

          In November of 2002, the Company issued 160,000 shares to a consultant for services valued at $0.17 per share, or $27,200. In March of 2003, 150,000 shares of common stock were issued to an individual at a market value of $0.18 per share for services to be performed over a period of six to eight months. 50,000 shares of common stock were issued to another consultant for services rendered in March, 2003, valued at $0.17 per share. In May of 2003, 290,000 shares of common stock were issued to a consultant for services valued at $0.12 per share.

          On January 30, 2003, 50,000 shares of common stock were issued to an individual as a commission on the sale of a Kingsley Coach. The issuance was recorded at the market value of $0.11 per share

          In April 2003, 220,001 shares of common stock were issued to an investor at $0.10 per share. The Company received cash of $10,000 and has recorded subscriptions receivable for the remaining $12,000.

          During the year the Company cancelled 1,000 shares of common stock which were returned to the Company as part of a legal settlement with two individuals.






                                                                     -F10-


Note 8    PROPERTY AND INTANGIBLES

          The major classes of assets as of the balance sheet date are as follows:

                                             Accumulated     Net
          Asset Class            Cost        Depr/Amort      Book   Method/Life
          ---------------------------------------------------------------------
          Furniture            $    2,473     $ (1,612)    $    861   MACRS/7
          Electronic Equipment      8,818       (7,495)       1,323   MACRS/5
          Tools                    98,033      (95,751)       2,282   MACRS/5
          Leasehold Improvements    2,357         (212)       2,145   SL/39
          Demonstrator Units      284,433      (71,108)     213,325   SL/12
          Intangible property     647,140     (140,906)     506,234   Per unit
                                -----------------------------------    prod
           Total               $1,043,254     ($317,084)   $726,170
                                ===================================


          Depreciation and amortization expense was $163,932 and $111,823, for the years ended June 30, 2003 and 2002, respectively.


Note 9    PLANT LEASE

          Until July 2002 the Company leased its production facility in Middleburg, Pennsylvania, in a plant that is shared by a subcontractor who participated in the production of Kingsley Coaches. In July 2002 the Company vacated this facility and acquired a new facility, also in Middleburg, which is independent of the subcontractor. The lease for the new facility (approximately 20,000 square feet) has a term of 3 years, and has a base monthly rent of $3,800 per month.

          Beginning in October 2002, the Company leased a 26,000 square foot production facility in Ramsey, Minnesota. The Ramsey facility is used for engineering and design, as well as for a portion of our fabrication activities. The monthly rental is $4,500 for a three year term through 2005; either party may cancel the lease on 30 days prior notice. Rent expense for the years ended June 30, 2003 and 2002 was $99,950 and 69,637, respectively.


Note 10   NOTES PAYABLE

          A spouse of a director of the Company has purchased several Kingsley Coaches. In 1998, he sold two back to the Company in exchange for a note. In December 2002, one of the Kingsleys was sold and the note payable was reduced. The remaining portion of the note, dated May 1, 1998, bears interest at 9% and has a monthly payment of $3,600.


                                                                     -F11-


          The balance due as of June 30, 2003, is $170,558. The remaining Kingsley Coach is still owned by the Company as of June 30, 2003, is being used as a demonstrator model, and is available for sale.

          The Company has a note payable to a finance company related to the purchase of inventory. The terms require monthly payments of $2,164, for 60 months, through June 2005. The effective interest rate on this note is approximately 14.5%. The total due as of June 30, 2003, is $44,812.

          In December of 2002, the Company negotiated a loan from a current supplier of fabricated Kingsley bodies in the amount of $200,000. The Company is repaying the loan at the rate of $5,000 per body acquired from the supplier until the balance is paid in full. During the fiscal year ended June 30, 2003, the Company made payments of $35,000 towards the loan.

          The Company has recorded a note payable to a former director. As of June 30, 2003 the note has a balance of $97,953, bears no interest and is payable at a rate of $1,000 per month.

          Scheduled maturities on these notes plus the related party notes described in Note 4 are as follows:


                         Year Ending June 30:      Amount
                         --------------------     ---------
                                         2004     $ 173,054
                                         2005       156,861
                                         2006        87,639
                                         2007        84,046
                          2008 and thereafter       136,894
                                                   --------
                                                 $  638,494
                                                   ========


Note 11   INVENTORY

          As of June 30, 2003, inventory consists of parts, work-in-process, and finished units. Most parts are purchased and charged to specific jobs. However, other items are purchased in bulk and can be used on all Kingsleys. As of June 30, 2003, cost of parts approximates market value and no adjustment has been recorded. Work-in-process inventory consists of several Kingsleys at various stages of production. There are currently no finished units except for one demonstrator Kingsley which is now being depreciated on a straight line basis over twelve years and is available for sale. The net book value of the demonstrators is included with property. Depreciation for the fiscal year ended June 30, 2003 was $23,703. Total inventory as of June 30, 2003 is as follows:


                     Parts inventory                $ 151,000
                     Work-in-process                  377,900
                     Finished units                         0
                                                     --------
                                                     $528,900
                                                     ========


                                                                     -F12-


Note 12   LEGAL CONTINGENCIES

          The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management and legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position.


Note 13   PREPAID EXPENSES/RELATED PARTY RECEIVABLE/TREASURY STOCK

          In May of 1999, the Company entered into a management services agreement with DRK, which is owned by two of the directors of the Company. The agreement was modified in February 2003. Pursuant to this at-will agreement, DRK provides to the Company the services of a group of individuals who have been directly involved in the research, development, design, engineering, sales and manufacture of Kingsley Coaches since inception.

          The Company issued 1,000,000 shares of restricted common stock for partial payment of this agreement. The value of the issued shares was calculated at a discounted price of approximately $0.38 per share or $378,102. The management agreement initially allowed for the 1,000,000 common shares to revert back to the treasury of the Company if performance goals were not met over the five year period beginning July 1, 2000. In 2001 the Company waived DRK's obligation to surrender 100,000 shares in exchange for waiver of a $168,123 debt from the Company to DRK. At the end of fiscal 2002, 200,000 shares were surrendered by DRK to the Company. The surrendered shares have been recorded as treasury stock valued at $14,000 or $0.07 per share. In February 2003 the Company waived the performance goals in exchange for DRK's agreement to modify the payment terms.

          Prepaid expenses as of June 30, 2003, consist of management fees valued at $116,793. To allocate the cost of the management service over the contract period, the Company amortizes the expense on a straight line basis at approximately $5,251 per month. The Company amortized $63,017 in each of the years ending June 30, 2003 and 2002. An additional $27,000 of prepaid expense was incurred when the Company issued stock to a professional in March of 2003 covering a six to eight month service period. The Company has amortized half of this amount and deferred the remaining $13,500 to the first half of the new fiscal year.

          Pursuant to the management agreement the Company paid approximately $434,669 to DRK for management fees during the year ended June 30, 2003. As of June 30, 2003 the Company recorded a liability to DRK of $134,792. The liability bears no interest and is payable on demand.


Note 14   PURCHASE AGREEMENT

          On December 28, 1999, the Company signed a purchase agreement with a trucking company which paid to the Company a deposit of $300,000 ($6,000 for 50 units). The Company agreed to reserve order slots for production of Kingsley Coaches over an original eighteen (18) month period. That period has been extended due to slower than anticipated scheduling. The agreement is renewable by mutual consent. The current deposit balance is $269,000.


Note 15   LINE OF CREDIT

          The Company entered into an Agreement for Wholesale Financing on November 1, 1999, with a financial services corporation. The original terms allowed the Company up to $500,000 of credit, to purchase inventory from approved vendors and "for other purposes." Advances were secured by the inventory and/or components financed. Further, the President of the Company signed a personal guaranty
          to the Agreement.   The line of credit was cancelled in 2002.  The
          balance due on the Agreement as of June 30, 2003 was $71,271 with interest rates of 12% to 13.5%. The balance is payable upon the sale of each unit financed under the agreement.

                                                                     -F13-


Note 16   STOCK OPTIONS

          The Company has adopted only the disclosure provisions of FASB 123 (Accounting for Stock Based Compensation) and applies APB Opinion 25 (Accounting for Stock Issued to Employees) to stock options.

          In October of 2000, the Board of Directors issued to each of its members a five year option to purchase 75,000 shares of the Company's common stock, for a total of 300,000 shares. The options are exercisable at an average price of $.95 per share. The weighted average remaining life is approximately 27 months. All options are currently exercisable. The market price on the date of grant was $.56.

          Compensation cost for stock options is measured as the excess, if any, of the estimated fair market value of the Company's stock at the date of grant over the amount the recipient must pay to acquire the stock. Unearned compensation, which is recorded as a separate component of stockholders' equity, as a result of compensatory stock options is generally amortized to expense over the vesting periods of the underlying stock options. Unearned compensation represents the intrinsic value of stock options granted but not yet vested. The Company has no unearned compensation as of June 30, 2003.


Note 17   SUBSEQUENT EVENTS

          Subsequent to June 30, 2003, the Company received vendor invoices in the amount of $297,921 for inventory sold prior to June 30, 2003. These invoices were part of a new financing arrangement with an existing supplier and were thus previously overlooked and unrecorded. These invoices are due and payable as of June 30, 2003. Adjustments have been made to the accompanying financial statements to reflect this event.

                                                                     F-14


                         The Kingsley Coach, Inc.
                               Balance Sheet
                             September 30, 2003
                                (Unaudited)
ASSETS

Current Assets:
 Cash                               $   172,597
  Accounts Receivable                    18,324
  Inventory                             450,125
                                     ----------
     Total Current Assets               641,046

Property & Intangibles, net             707,815

Other Assets:
 Prepaid Expenses                       114,539
 Subscriptions Receivable                12,000
 Deposits                                 3,650
                                     ----------
     Total Other Assets                 130,189
                                     ----------

Total Assets                        $ 1,479,050
                                     ==========
LIABILITIES & STOCKHOLDERS' DEFICIT

Current Liabilities:
 Accounts Payable                   $ 1,128,319
 Accrued Liabilities                    355,069
 Related Party Payable                   87,779
 Customer Deposits                    1,095,178
 Unearned Revenue                       269,000
 Current portion of Long Term Debt      173,054
                                      ---------
     Total Current Liabilities        3,108,399
                                      ---------
Long Term Liabilities:
 Notes Payable                          433,051
 Note Payable Shareholder               165,043
 Less current portion of Long Term
  Debt                                 (173,054)
                                      ---------
     Total Long-term Liabilities        425,040
                                      ---------
Total Liabilities                     3,533,439

Stockholders' Deficit:
 Preferred Stock, $.00001 par value;
  authorized 5,000,000 shares,
  issued and outstanding -0- shares           -
 Common Stock, $.00001 par value;
  authorized 30,000,000 shares,
  issued and outstanding 17,383,072
  shares                                    174
 Additional Paid-In Capital           2,887,085
 Treasury Stock                         (14,000)
 Accumulated Deficit                 (4,927,648)
                                      ---------
     Total Stockholders' Deficit     (2,054,389)
                                      ---------
Total Liabilities & Stockholders'
 Deficit                            $ 1,479,050
                                      =========
See accompanying notes to financial statements
                                                                     F-15

                          The Kingsley Coach, Inc.
                          Statements of Operations
                         For the Three Month Periods
                     ending September 30, 2003 and 2002
                                 (Unaudited)

                                                Three Months Ending
                                     September 30, 2003     September 30, 2002
                                     -----------------------------------------
Revenue                                $   677,696           $   744,035

Cost of Sales                             (633,207)             (802,970)
                                        ----------            ----------
Gross Margin                                44,489               (58,935)

General & Administrative Expense           555,966               157,895
                                        ----------            ----------
Net Loss from Operations                  (511,477)             (216,830)

Other Income/(Expense):
 Other income                                  200                 8,662
 Interest Expense, net                     (13,780)               (7,471)
                                        ----------            ----------
   Net other income                        (13,580)                1,191

Net Loss Before Tax                       (525,057)             (215,639)

Provision for Income Taxes                       -                     -
                                        ----------            ----------
Net Loss                               $  (525,057)          $  (215,639)
                                        ==========            ==========

Net Loss per share                     $     (0.03)          $    ( 0.01)
                                        ==========            ==========

Weighted Average Shares                 17,383,082            16,464,071
                                        ==========            ==========





See accompanying notes to financial statements

                           The Kingsley Coach, Inc.
                           Statements of Cash Flows
                          For the Three Month Periods
                      ending September 30, 2003 and 2002
                                 (Unaudited)



                                              Three Month Period Ending
                                      September 30, 2003    September 30, 2002
                                      ----------------------------------------

Cash Flows from Operating Activities:
 Net Loss                                 $ (525,057)           $ (215,639)

 Adjustments to reconcile net loss to
  net cash provided by/(used in)
  operating activities:
  Depreciation and amortization               18,355                12,737
  (Increase)/decrease in receivables          (3,760)             (193,267)
  (Increase)/decrease in inventory            78,775                30,159
  (Increase)/decrease in prepaid expenses     15,754                 9,462
  Increase/(decrease) in payables            461,473               159,364
  Increase/(decrease) in bank overdraft      (72,018)                    -
  Increase/(decrease) in accrued
   liabilities                              (240,455)               47,177
  Increase/(decrease) in deposits            538,045                49,751
                                             -------               -------
  Net Cash from Operating Activities         271,112              (100,256)
                                             -------               -------
 Net Cash From Investing Activities:
                                                   -                     -
 Net Cash From Financing Activities:
  Advances and Borrowing                      25,000                40,529
  Principal increase (reduction)            (123,515)              (25,004)
                                             -------               -------
  Net Cash from Financing Activities         (98,515)               15,525
                                             -------               -------

 Net Increase/(Decrease) in Cash             172,597               (84,731)

 Beginning Cash Balance                            -               (84,731)
                                             -------               -------
 Ending Cash Balance                      $  172,597            $        0
                                             =======               =======


Supplemental Disclosures:
 Interest Paid                            $   13,780            $        -

 Taxes Paid                               $        -            $        -


See accompanying notes to financial statements

                            THE KINGSLEY COACH, INC.
                         NOTES TO FINANCIAL STATEMENTS
              For the Three Month Period Ended September 30, 2003
                                  (Unaudited)

1.   PRELIMINARY NOTE

The accompanying condensed financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The interim financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the period. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2003.

Part II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Kingsley Coach pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Kingsley Coach of expenses incurred or paid by a Director, officer or controlling person of Kingsley Coach in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Kingsley Coach will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Our certificate of incorporation also provides that our directors will not be personally liable to us for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Item 25.  Other Expenses of Issuance and Distributions

     The following are the expenses that Kingsley Coach expects to incur in connection with the registration and distribution of the shares being registered. All of these expenses (other than the filing fee) are estimated, and will not be certain until after the registration statement is declared effective. Kingsley Coach will pay all of these expenses; the selling shareholders will pay none of them.



               Filing Fee..................... $    24
               Accounting fees................   5,000
               Transfer Agent ................   1,000
               Legal fees.....................  10,000
               Printing expenses..............     500
                                                ------
                TOTAL......................... $16,524
                                                ======
Item 26.  Recent Sales of Unregistered Securities.

      In January 2001 Kingsley Coach contracted to issue 200,000 shares of common stock Garron Y. Frantzen. The securities were issued in satisfaction of a debt of $100,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and who was acquiring the shares for his own account. There were no underwriters.

      In January 2001 Kingsley Coach issued 125,000 shares of common stock to Jeannie Marie Michels. The securities were issued in satisfaction of a debt of $50,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and who was acquiring the shares for his own account. There were no underwriters.

      In January 2001 Kingsley Coach issued 465,000 shares of common stock to Richard Whitney. The securities were issued in satisfaction of a debt of $200,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and who was acquiring the shares for his own account. There were no underwriters.

      In May 2001 Kingsley Coach issued 500,000 shares of common stock to Ross Asset Management Ltd. The securities were issued in consideration of payment of $75,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In May 2001 Kingsley Coach issued 38,000 shares of common stock to Patrick Condren. The securities were issued in consideration for services valued at the market price of the common stock on the date of issue. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and who was acquiring the shares for his own account. There were no underwriters.

      In June 2001 Kingsley Coach issued 40,000 shares of common stock to Robert Brantl. The securities were issued in consideration for services to be valued at market prices during the first twenty weeks after the issuance. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In July 2001 Kingsley Coach issued 100,000 shares of common stock to TypeCase Multimedia, Inc. The securities were issued in consideration for services to be valued at the market price of the common stock on the dates when services were rendered. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In July 2001 Kingsley Coach issued 50,000 shares of common stock to Dirks and Company, Inc. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In July 2001 Kingsley Coach issued 200,000 shares of common stock to R.S. Arndt & Co., Inc. The securities were issued in consideration for services valued at the market price of the common stock on the date of issue. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In July 2001 Kingsley Coach issued 200,000 shares of common stock to Stockbroker Presentations, Inc. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In July 2001 Kingsley Coach issued 300,000 shares of common stock to R&V of Islamorada Ltd. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In July 2001 Kingsley Coach issued 300,000 shares of common stock to CLD Investor Relations, Inc. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In October 2001 Kingsley Coach issued 5,000,000 shares of common stock to Matco, Inc. The securities were issued in consideration for certain intellectual property transferred to Kingsley Coach by Matco. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an entity whose executives had access to detailed information about Kingsley Coach and which was acquiring the shares for its own account. There were no underwriters.

      In November 2001 Kingsley Coach issued 150,000 shares of common stock to James Whitehead. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In January 2003 Kingsley Coach issued 50,000 shares of common stock to Mark S. Hawley. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In March 2003 Kingsley Coach issued 50,000 shares of common stock to Charles Randy Lamberto. The securities were issued in consideration for services to be valued at the market price on the date the shares were issued. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about Kingsley Coach and was acquiring the shares for his own account. There were no underwriters.

      In October 2003 Kingsley Coach issued a total of 653,000 shares of common stock to ten employees, four members of the Board of Directors and two consultants. The securities were issued in consideration for services to be valued at the market price on the date on which ownership of the shares vests. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about Kingsley Coach and were acquiring the shares for their own accounts. There were no underwriters.

     In November 2003 Kingsley Coach issued a total of 300,000 shares of common stock Garron Y. Frantzen and Robert C. Groves. The securities were issued in satisfaction of debts in the aggregate amount of approximately $206,000. The sales were exempt pursuant to Section 4(2) of the Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about Kingsley Coach and who were acquiring the shares for their own accounts. There were no underwriters.

Item 27.  Exhibits and Financial Statement Schedules

Exhibits

3-a Certificate of Incorporation, as amended - filed as an exhibit to Kingsley Coach's Registration Statement on Form SB-2 (333-65654) and incorporated herein by reference.

3-b By-laws - filed as an exhibit to Kingsley Coach's Registration Statement on Form SB-2 (333-65654) and incorporated herein by reference.

5    Opinion of Robert Brantl, Esq.

10-a Management Services Agreement dated May 7, 1999 with DRK, Inc. - filed as an exhibit to Kingsley Coach's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999 and incorporated herein by reference.

10-a(1) Modification of Management Services Agreement dated February 20,
     2003 - filed as an exhibit to Kingsley Coach's Annual Report on Form 10-KSB for the year ended June 30, 2003 and incorporated Herein by reference.

10-b Technology Transfer Agreement dated October 26, 2001 between Matco,
     Incorporated and Kingsley Coach - filed as an exhibit to the Current Report on Form 8-K dated October 26, 2001 and incorporated herein by reference.

10-c 2003 Equity Incentive Plan - filed as an exhibit to Kingsley Coach's
     Registration Statement on Form S-8 (333-110213) and incorporated herein by reference.

10-d 2003 Key Personnel Stock Grant Program.

21   Subsidiaries - none

23-a Consent of Mantyla McReynolds

23-b Consent of Robert Brantl, Esq. is contained in his opinion.

Item 28.  Undertakings

     See Item 24 for the undertaking regarding the indemnification of officers, directors and controlling persons.

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement to:

                (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                               SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, The Kingsley Coach, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Middleburg and the Commonwealth of Pennsylvania on the 24th day of November, 2003.

                       THE KINGSLEY COACH, INC.


                       By: /s/Ralph Dickenson
                           ---------------------------
                           Ralph Dickenson, Chairman


          In accordance with to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities stated on November 24, 2003.


/s/Ralph Dickenson
--------------------------
Ralph Dickenson, Director,
Chief Executive Officer,
Chief Accounting Officer


/s/George O.R. Carlson
------------------------------
George O.R. Carlson, Director


/s/Catherine Rimes
-----------------------------
Catherine Rimes, Director


----------------------------
Verdo Lancaster, Director


----------------------------
James Whitehead, Director

                             INDEX TO EXHIBITS

3-a Certificate of Incorporation, as amended - filed as an exhibit to Kingsley Coach's Registration Statement on Form SB-2 (333-65654) and incorporated herein by reference.

3-b By-laws - filed as an exhibit to Kingsley Coach's Registration Statement on Form SB-2 (333-65654) and incorporated herein by reference.

5         Opinion of Robert Brantl, Esq.

10-a Management Services Agreement dated May 7, 1999 with DRK, Inc. - filed as an exhibit to Kingsley Coach's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999 and incorporated herein by reference.

10-a(1) Modification of Management Services Agreement dated February 20, 2003 - filed as an exhibit to Kingsley Coach's Annual Report on Form 10-KSB for the year ended June 30, 2003 and incorporated herein by reference.

10-b Technology Transfer Agreement dated October 26, 2001 between Matco, Incorporated and Kingsley Coach - filed as an exhibit to the Current Report on Form 8-K dated October 26, 2001 and incorporated herein by reference.

10-c 2003 Equity Incentive Plan - filed as an exhibit to Kingsley Coach's Registration Statement on Form S-8 (333-110213) and incorporated herein by reference.

10-d      2003 Key Personnel Stock Grant Program.

21        Subsidiaries - none

23-a.     Consent of Mantyla McReynolds

23-b      Consent of Robert Brantl, Esq. is contained in his opinion.



                     *   *    *    *    *    *    *    *


                                                            EXHIBIT 5

                             ROBERT BRANTL, ESQ.
                             322 Fourth Street
                             Brooklyn, NY 11215
                               718-768-6045

November 24, 2003

The Kingsley Coach, Inc.
180 U.S. Highway 522
Middleburg, PA  17842

Gentlemen:

I am submitting this letter to be filed as an exhibit to the Registration Statement on Form SB-2 which The Kingsley Coach, Inc. proposes to file with the Securities and Exchange Commission registering a total of 2,257,385 shares of common stock for resale by five selling shareholders.

I am of the opinion that all corporate proceedings have been taken so that the shares, if and when sold by the selling shareholders, will be legally issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

                                   Yours,

                                   /s/ Robert Brantl
                                   -----------------
                                   Robert Brantl

              *      *       *       *       *       *       *

                                                        EXHIBIT 10-d

                        THE KINGSLEY COACH, INC.

                   2003 Key Personnel Stock Grant Plan

Article 1. Establishment and Purpose

    1.1 Establishment of the Plan. The Kingsley Coach, Inc., a Delaware corporation (the "Company" or "Kingsley Coach"), hereby establishes an incentive compensation plan (the "Plan"), as set forth in this document.

    1.2 Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company's shareholders, and by providing Participants with an incentive for outstanding performance. The Plan is further intended to attract and retain the services of Participants upon whose judgment, interest, and special efforts the successful operation of Kingsley Coach and its subsidiaries is dependent.

    1.3 Effective Date of the Plan. The Plan shall become effective on October 24, 2003.

Article 2. Definitions

    Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

    (a) "Award" means, individually or collectively, a grant of Stock under this Plan.

    (b) "Award Agreement" means an agreement which may be entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

    (c) "Board" or "Board of Directors" means the Kingsley Coach Board of Directors.

    (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (e)  "Committee" means the committee or committees, as specified in
Article 3, appointed by the Board to administer the Plan with respect to grants of Awards.

    (f) "Consultant" means a natural person under contract with the Company to provide bona fide services to the Company.

     (g) "Director" means any individual who is a member of the Kingsley Coach Board of Directors.

    (h) "Eligible Person" means an Employee, Director or Consultant.

    (i) "Employee" means any officer or employee of the Company or of one of the Company's Subsidiaries. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

    (j) "Participant" means a person who holds an outstanding Award granted under the Plan.

    (k) "Plan" means this 2003 Key Personnel Stock Grant Plan.

    (l) "Shares" or "Stock" means the shares of common stock of the Company.

 Article 3. Administration

    3.1  The Committee.   The Plan and all Awards hereunder shall be
administered by one or more Committees of the Board as may be appointed by the Board for this purpose. If no specific Committee is appointed by the Board, then the Board in its entirety shall be the Committee. Any Committee may be replaced by the Board at any time.

    3.2 Authority of the Committee. The Committee shall have full power, except as limited by law and subject to the provisions herein, to select the recipients of Awards; to determine the size and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 6 herein) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

    No Award may be made under the Plan after March 31, 2010.

    All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Eligible Persons, Participants, and their estates and beneficiaries.

Article 4. Shares Subject to the Plan

    4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the number of Shares available for grant under the Plan shall not exceed seven hundred fifty thousand (750,000) Shares. The Shares granted under this Plan may be either authorized but unissued or reacquired Shares.

    4.2 Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, Shares subject to such Award shall be again available for the grant of an Award under the Plan.

    4.3 Adjustments in Authorized Plan Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, Stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, an adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Article 5. Stock Grant

    5.1 Grant of Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Stock to Eligible Persons. Grants may be made unconditionally or upon such terms and conditions as the Committee shall determine.

    5.2 Restricted Stock Agreement. The Committee may require, as a condition to an Award, that a recipient of a Stock Award enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

Article 6. Amendment, Modification, and Termination

    6.1 Amendment, Modification, and Termination. The Board of Directors alone shall have the right to alter, amend or revoke the Plan or any part thereof at any time and from time to time, provided, however, that the Board of Directors may not, without the approval of the holders of a majority of the voting Shares, make any alteration or amendment to the Plan which changes the aggregate number of shares of Common Stock which may be issued under the Plan, extend the term of the Plan, or change the employees or class of employees eligible to receive Awards thereunder. The Board may at any time suspend or terminate the Plan in whole or in part.

    6.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

                *       *       *       *       *

                                                         EXHIBIT 23-a
November 24, 2003

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the Form SB-2 Registration Statement of The Kingsley Coach, Inc., a Delaware corporation (the Registrant).

Ladies and Gentlemen:

We hereby consent to the use of our report for the years ended June 30, 2003 and 2002, dated September 29, 2003 (except for footnote 17 as to which the date is November 14, 2003), in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

                                  Sincerely,

                                  /s/Mantyla McReynolds
                                  ---------------------
                                  Mantyla McReynolds